Exhibit 10.3

 EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between Chimera Investment Corporation (the “Company”) and Mohit Marria (“Executive”) is effective as of August 5, 2015 (the “Effective Date”), subject to and contingent upon the execution and effectiveness of that certain Transition Services Agreement by and between Annaly Management Company LLC (“Annaly”) and the Company (the “TSA”), dated on or about the date hereof, and this Agreement will be null and void ab initio if the TSA is not executed by the Company and Annaly.

WITNESSETH:

WHEREAS, Executive wishes to be employed by the Company, and the Company wishes to secure the employment of Executive, under the terms and conditions described below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, the parties hereto agree as follows:

1.           Term of Employment.

(a)           The Company hereby employs Executive, and Executive hereby accepts employment with the Company, in the positions and with the duties and responsibilities as set forth in Section 2 below for the Term of Employment (as defined below), subject to the terms and conditions of this Agreement.

(b)           The term of employment under this Agreement will commence on the Effective Date and continue until December 31, 2018 (the “Initial Term”), and, prior to a Change in Control only, will be extended for an additional one year period (the “Renewal Term”) on the last day of the Initial Term and on each subsequent anniversary thereof, unless either party provides written notice of nonrenewal to the other party not less than 90 days prior to the last day of the Initial Term or any Renewal Term (the Initial Term together with each Renewal Term, the “Term of Employment”); provided that, upon the consummation of a Change in Control, the Term of Employment will be extended to the second anniversary of such Change in Control; provided, further, that if the last day of the Term of Employment otherwise would occur during a Garden Leave period, the Term of Employment will continue through the end of such Garden Leave.  The Term of Employment may also be terminated in accordance with Section 5 hereof.

2.           Position; Duties and Responsibilities.

(a)           During the Term of Employment, Executive will be employed as the Chief Investment Officer of the Company, reporting directly to the Chief Executive Officer of the Company. Executive will (i) be responsible for, and, along with the Company’s Chief Executive Officer, have authority over, the Company’s investment functions, and (ii) have such other duties and responsibilities as are assigned to him by the Company’s Chief Executive Officer or the Board of Directors of the Company (the “Board of Directors”) (not inconsistent in any significant respect with the duties and responsibilities typically assigned to the chief investment officer of a publicly-traded REIT).

(b)           During the Term of Employment, Executive will, without additional compensation, also serve on the board of directors of, serve as an officer of, and/or perform such executive and consulting services for, or on behalf of, such subsidiaries or affiliates of the Company as the Board of Directors may, from time to time, request.  For purposes of this Agreement, the term “affiliate” will have the meaning ascribed thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Act”).

(c)           During the Term of Employment, Executive will serve the Company faithfully, diligently and to the best of his ability and will devote substantially all of his time and efforts to his employment and the performance of his duties under this Agreement. Nothing herein will preclude Executive from engaging in charitable and community affairs and managing his personal, financial and legal affairs, so long as such activities do not materially interfere with his carrying out his duties and responsibilities under this Agreement.

3.            Compensation.

(a)           Base Salary. During the Term of Employment, Executive will be entitled to receive an annualized base salary (the “Base Salary”) of not less than $500,000; provided that the Base Salary through December 31, 2015 will be $300,000.  Beginning in 2017, the Compensation Committee of the Board of Directors (the “Compensation Committee”) will review Executive’s Base Salary annually to determine whether increases are appropriate.  Any such increased amount will thereafter be Executive’s “Base Salary” for purposes under this Agreement.

(b)           Performance Bonus.

(i)           For the calendar year ending December 31, 2015, Executive will be paid a guaranteed bonus in the amount of $1,041,000 (the “2015 Guaranteed Annual Bonus”) and be eligible for an additional discretionary bonus in the amount of $463,000 (the “2015 Discretionary Annual Bonus” and, with the 2015 Guaranteed Annual Bonus, the “2015 Annual Bonuses”).  The 2015 Annual Bonuses will be paid 75% in cash and 25% in the form of restricted stock or restricted stock units (“RSUs”).  The restricted stock or RSUs will vest in equal annual installments on the first three anniversaries of the grant date, subject to Executive’s continuing employment with the Company (except as otherwise provided in Sections 5(a), 5(b) or 5(e)).  The restricted stock will be subject to the terms of the applicable award agreement and the Company’s equity compensation plan (the “Equity Compensation Plan”).  Executive must be employed on December 31, 2015 to receive the 2015 Annual Bonuses.  The 2015 Annual Bonuses will be paid, and restricted stock or RSUs issued, as applicable, between January 1, 2016 and March 15, 2016.

(ii)           Commencing on January 1, 2016 and during the Term of Employment until December 31, 2018, Executive will be eligible to receive an annual bonus according to the terms set forth on the attached Exhibit A.  The Compensation Committee will make all determinations with respect to the annual bonus in good faith and consistent with the attached Exhibit A.  Thereafter, Executive’s performance compensation will be determined by the Compensation Committee of the Board of Directors in its sole discretion, but in consultation with Executive.

(iii)           The annual bonus will be paid in a combination of cash and restricted stock, restricted stock units (“RSUs”) or performance stock units (“PSUs”) granted under the Equity Compensation Plan, not inconsistent with any of the specific terms of this Agreement relating to PSUs, as set forth on Exhibit A between January 1 and March 15 of the year following the end of the performance period.

(c)           2015 Long-Term Incentive Stock Award.  On or about February 15, 2016 but no later than March 15, 2016, the Company will grant Executive restricted stock or RSUs having a grant fair market value of $347,000 that will vest in equal annual installments on the first three anniversaries of the grant date, subject to Executive’s continuing employment with the Company (except as otherwise provided in Sections 5(a), 5(b) or 5(e)), and will be subject to the terms and conditions of the Equity Compensation Plan and the applicable award agreement (the “2015 Equity Award”).

(d)           Stock Ownership Requirements. All shares of the Company stock distributed to Executive by the Company will be subject to the stock ownership guidelines in effect for executives from time to time, as determined by the Board of Directors.   Unless the stock ownership guidelines provide otherwise, vested shares of equity grants cannot be transferred or sold during Executive’s employment by the Company until the value of Executive’s stock holdings in the Company (including shares of restricted stock) exceeds three times Executive’s Base Salary; and following the termination of Executive’s employment with the Company, vested shares of equity grants may not be sold or transferred to the extent the value of Executive’s stock holdings does not exceed five times Executive’s Base Salary as of the date of Executive’s termination of employment (provided, however, that this sentence will no longer apply following the six-month anniversary of Executive’s termination of employment).  Notwithstanding the foregoing, the restrictions of this subsection (d) will not prevent Executive from selling or directing the withholding of shares of the Company stock in accordance with and subject to Section 20 to satisfy income tax and employment tax obligations relating to the vesting and settlement of the equity grants to which the shares relate.

4.           Employee Benefit Programs and Fringe Benefits. During the Term of Employment, Executive will be entitled to five weeks of vacation per fiscal year and will be eligible to participate in all executive incentive and employee benefit programs of the Company now or hereafter made available to the Company’s senior executives or salaried employees generally, as such programs may be in effect from time to time.  The Company will reimburse Executive for any and all necessary, customary and usual business expenses incurred by Executive in connection with his employment in accordance with applicable the Company policies.

5.            Termination of Employment.

(a)            Termination Due to Death or Disability.  If Executive’s employment is terminated during the Term of Employment by reason of Executive’s death or Disability, Executive’s Term of Employment will terminate automatically without further obligations to Executive, his legal representative or his estate, as the case may be, under this Agreement except for any payments payable to Executive pursuant to Section 5(f) below.  In addition (subject to compliance with the requirements of Section 5(i) and Section 7 in the event of Disability):

(i)           Executive will receive any earned and unpaid Annual Bonus (as defined in Exhibit A) for the Performance Period (as defined in Exhibit A) immediately preceding Executive’s date of termination if Executive’s employment is terminated during the Term of Employment by reason of Executive’s death or Disability, and such termination occurs on or after December 31 of the calendar year in which the Performance Period ends, as described on Exhibit A;

(ii)           In the event Executive’s employment is terminated during the Term of Employment by reason of Executive’s Disability, the Company will reimburse Executive for 100% of the COBRA premiums incurred by Executive for Executive and his eligible dependents under the Company’s health care plan during the 18 month period following Executive’s termination of employment.  Such reimbursement will be provided on the payroll date immediately following the date on which Executive remits the applicable premium payment and will commence within 60 days after the termination date; provided that the first payment will include any reimbursements that would have otherwise been payable during the period beginning on Executive’s termination date and ending on the date of the first reimbursement payment.  Reimbursement payments will be treated as taxable compensation to Executive;

(iii)           Whether or not such termination of employment due to death or Disability occurs during the Term of Employment, any outstanding equity-based compensation previously granted to Executive in connection with an Annual Bonus that vests solely on the basis of continued employment will vest in full;

(iv)           For any termination due to death or Disability, whether or not such termination of employment occurs during the Term of Employment, the vesting of the 2015 Equity Award will be fully accelerated as of the date of such termination of employment and be settled within 60 days following the date of such termination; and

(v)           Solely in the case of a termination of Executive’s employment by reason of Executive’s Disability, whether or not such termination of employment occurs during the Term of Employment, Executive’s outstanding PSUs previously granted in connection with the TSR Bonus (as defined in Exhibit A) will continue to be eligible to vest subject to the achievement by the Company of the applicable performance goals in accordance with the terms and conditions of the Plan and the applicable award agreement as though such termination of employment had not occurred.

(b)            Termination By the Company Without Cause or By Executive for Good Reason Other Than Within 24 Months Following a Change in Control. In the event Executive’s employment is terminated during the Term of Employment by the Company without Cause or by Executive for Good Reason (other than for death or Disability, as described in Section 5(a)) occurring other than within 24 months following a Change in Control, Executive’s Term of Employment will terminate automatically without further obligations to Executive, his legal representative or his estate, as the case may be, under this Agreement except for any payments payable to Executive pursuant to Section 5(f) below and if the requirements of Section 5(i) are met and subject to Executive’s continued compliance with Section 7:

(i)           Executive will be entitled to a cash amount (the “Severance Amount”) equal to one times the sum of (1) his then current Base Salary and (2) the average of the Annual Bonuses (as defined in Exhibit A) paid to Executive by the Company for the three (or fewer) calendar years preceding such termination (the “Average Bonus”); provided that, in the case of a termination occurring prior to the payment of the 2015 Annual Bonuses, the Average Bonus will be deemed to equal $1,504,000.  The Severance Amount will be paid in 12 equal monthly installments commencing within 60 days following the date of termination, and the first payment will include any unpaid installments for the period prior to commencement;

(ii)           Whether or not such termination of employment by the Company without Cause or by Executive for Good Reason occurs during the Term of Employment, any outstanding equity-based compensation previously granted to Executive as part of his Annual Bonus other than the PSUs granted in connection with the TSR Bonus will, to the extent not already vested, immediately vest;

(iii)           Whether or not such termination of employment by the Company without Cause or by Executive for Good Reason occurs during the Term of Employment, any outstanding PSUs previously granted in connection with the TSR Bonus will continue to be eligible to vest subject to the achievement by the Company of the applicable performance goals in accordance with the terms and conditions of the Plan and the applicable award agreement as though such termination of employment had not occurred;

(iv)           Whether or not such termination of employment by the Company without Cause or by Executive for Good Reason occurs during the Term of Employment, the vesting of the 2015 Equity Award will be fully accelerated as of the date of such termination of employment;

(v)           The Company will reimburse Executive for 100% of the COBRA premiums incurred by Executive for Executive and his eligible dependents under the Company’s health care plan during the 12 month period following Executive’s termination of employment.  Such reimbursement will be provided on the payroll date immediately following the date on which Executive remits the applicable premium payment and will commence within 60 days after the termination date; provided that, the first payment will include any reimbursements that would have otherwise been payable during the period beginning on Executive’s termination date and ending on the date of the first reimbursement payment.  Reimbursement payments will be treated as taxable compensation to Executive;

(vi)           Whether or not such termination of employment by the Company without Cause or by Executive for Good Reason occurs during the Term of Employment, Executive will receive any earned and unpaid Annual Bonus for the Performance Period immediately preceding Executive’s date of termination if Executive’s termination date occurs after December 31 of the calendar year in which the Performance Period ends, as described on Exhibit A; and

(vii)           Executive will receive a pro-rata portion of the ROAE Bonus and the Discretionary Bonus (as such terms are defined in Exhibit A) that Executive would have earned for the year of termination based on the Company’s ROAE and other applicable performance metrics for such year, payable at the time such ROAE Bonus and Discretionary Bonus would have been paid to Executive for such year absent such termination but no later than March 15 of the immediately following year.

The parties agree that a termination of Executive’s employment pursuant to this Section 5(b), Section 5(c) or Section 5(d) below will not be a breach of this Agreement and does not relieve either party of its/his other obligations hereunder.

(c)            Termination by the Company for Cause or Voluntary Termination by Executive. In the event that at any time during the Term of Employment Executive’s employment is terminated by the Company for Cause or by Executive other than for Good Reason, Executive’s Term of Employment will terminate automatically without further obligations to Executive, his legal representative or his estate, as the case may be, under this Agreement except for any payments payable to Executive pursuant to Section 5(f).

(d)            Garden Leave. Executive will provide a Notice of Termination to the Company no less than 90 days prior to any termination of Executive’s employment (whether for Good Reason or without Good Reason) during the Term of Employment, other than a termination during the period described in Section 5(e), and the Company will provide a Notice of Termination to Executive no less than 90 days prior to any termination of Executive’s employment for Cause or without Cause during the Term of Employment, other than a termination during the period described in Section 5(e); provided that the Company may elect to terminate the Garden Leave (as defined below) and Executive’s employment at any time during the Garden Leave if Executive is terminated for Cause. During this 90-day notice period (the “Garden Leave”), Executive will (i) continue to be an employee of the Company and will make himself available to provide such services directed by the Company that are reasonably consistent with Executive’s status as a senior executive of the Company and (ii) continue to be paid his Base Salary and to be eligible to participate in the Company’s benefits programs, but will not be eligible to earn any annual bonus with respect to a calendar year that ends after the commencement of the Garden Leave.  During the Garden Leave, the Company may require Executive to resign from any position with the Company and/or remove any or all of Executive’s duties or responsibilities, which will not constitute Good Reason or otherwise be a violation of this Agreement.  Executive agrees that he will not commence employment with any entity during or in connection with the commencement of the Garden Leave.  During the Garden Leave, Executive will take all steps reasonably requested by the Company to effect a successful transition of client and customer relationships to the person or persons designated by the Company.  Notwithstanding the foregoing, the Company in its sole discretion may waive all or any portion of the 90-day notice requirement by providing written notice to Executive accelerating the last day of the Garden Leave period; provided that the Company’s exercise of its right to waive all or any portion of the 90-day notice requirement and accelerate the last day of the Garden Leave period will not be treated as a termination of Executive’s employment by the Company without Cause or as giving Executive any basis for terminating his employment for Good Reason.

(e)            Termination Related to Change in Control.  In the event of the termination of Executive’s employment during the Term of Employment by the Company other than for Cause or Executive’s resignation of his employment for Good Reason (other than for Disability, as described in Section 5(a)) within 24 months following a Change in Control, Executive’s Term of Employment will terminate automatically without further obligations to Executive, his legal representative or his estate, as the case may be, under this Agreement except for any payments payable to Executive pursuant to Section 5(f) below and if the requirements of Section 5(i) are met and subject to Executive’s continued compliance with Section 7:

(i)           The Company will immediately pay to Executive in a lump sum, but in all events within 60 days following the date of termination, a cash payment equal to the Severance Amount;

(ii)           Whether or not such termination of employment by the Company without Cause or by Executive for Good Reason occurs during the Term of Employment, all of Executive’s outstanding restricted stock, RSUs and stock options previously granted, including, without limitation, the 2015 Equity Award, will immediately vest in full, any dividend equivalents associated with any such equity award will continue to be payable according to the terms of the applicable grant agreement, any such RSUs will be settled within 60 days after the date of such termination of employment, and any such options will remain exercisable until the earlier of (a) 90 days following the date of such termination or (b) the date on which each such option would have expired had Executive’s employment not terminated;

(iii)           Whether or not such termination of employment by the Company without Cause or by Executive for Good Reason occurs during the Term of Employment, the portion of Executive’s outstanding PSUs previously granted in connection with a TSR Bonus that, as provided in Exhibit A, became eligible to vest solely on the basis of continued employment following such Change in Control will vest and be settled within 60 days after the date of such termination of employment;

(iv)           The Company will reimburse Executive for 100% of the COBRA premiums incurred by Executive for Executive and his eligible dependents under the Company’s health care plan during the 18 month period following Executive’s termination of employment.  Such reimbursement will be provided on the payroll date immediately following the date on which Executive remits the applicable premium payment and will commence within 60 days after the termination date; provided that, the first payment will include any reimbursements that would have otherwise been payable during the period beginning on Executive’s termination date and ending on the date of the first reimbursement payment.  Reimbursement payments will be treated as taxable compensation to Executive;

(v)           Whether or not such termination of employment by the Company without Cause or by Executive for Good Reason occurs during the Term of Employment, Executive will receive any earned and unpaid Annual Bonus for the Performance Period immediately preceding Executive’s date of termination if Executive’s termination date occurs after December 31 of the calendar year in which the Performance Period ends, as described on Exhibit A; and

(vi)           Executive will receive a pro-rata portion of the ROAE Bonus and the Discretionary Bonus (as such terms are defined in Exhibit A) that Executive would have earned for the year of termination based on the Company’s ROAE and other applicable performance metrics for such year, payable at the time such ROAE Bonus and Discretionary Bonus would have been paid to Executive for such year absent such termination but no later than March 15 of the immediately following year.

(f)            Other Payments. Upon the termination of Executive’s employment during the Term of Employment, in addition to the amounts payable under any Section above, Executive will be entitled to receive the following:

(i)           any earned but unpaid portion of the Base Salary and accrued unused vacation;

(ii)           any vested deferred compensation (including any interest accrued on or appreciation in value of such deferred amounts) in accordance with the applicable plan documents;

(iii)            reimbursement for reasonable business expenses incurred but not yet reimbursed by the Company in accordance with the Company’s expense reimbursement policy, as in effect from time to time; and

(iv)           any other benefits to which Executive or his legal representative may be entitled under all applicable plans and programs of the Company, as provided in Section 4 above.

(g)           Payments Subject to Section 409A and Other Applicable Law.

(i)           The Company and Executive intend that this Agreement will be interpreted and administered so that any amount or benefit payable hereunder will be paid or provided in a manner that is either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance promulgated thereunder (“Section 409A”).

(ii)           Notwithstanding anything herein to the contrary, Executive will not be entitled to any payment pursuant to this Section 5 prior to the earliest date permitted under Section 409A of the Code, and applicable Treasury regulations thereunder. To the extent any payment pursuant to this Section 5 is required to be delayed six months pursuant to the special rules of Section 409A of the Code related to “specified employees,” each affected payment will be delayed until six months after Executive’s termination of employment, and, unless provided otherwise, with the first such payment being a lump sum equal to the aggregate payments Executive would have received during such six-month period if no payment delay had been imposed. Any payments or distributions delayed in accordance with the prior sentence will be paid to Executive on the first day of the seventh month following Executive’s termination of employment or, if earlier, within ten days following the date of Executive’s death.

(iii)           Notwithstanding any other provision contained herein, to the extent any payments or distributions due to Executive upon termination of his employment under this Agreement are subject to Section 409A of the Code (i) a termination of Executive’s employment will be interpreted in a manner that is consistent with the definition of a “separation from service” under Section 409A of the Code and the applicable Treasury regulations thereunder and (ii) all such payments will be treated as a series of separate payments for purposes of Section 409A of the Code.

(iv)           If Executive is entitled to any reimbursement of expenses or in-kind benefits that are includable in Executive’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year.  Executive’s right to reimbursement of expenses or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)           None of the Company, its affiliates or their respective directors, officers, employees or advisors will be held liable for any taxes, interest or other amounts owed by Executive as a result of the application of Section 409A or otherwise.

(h)           No Mitigation; No Offset. In the event of any termination of Executive’s employment under this Agreement, he will be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for in this Section 5, and there will be no offset against amounts due him under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(i)           Release.  The Company’s obligation to make any payment or provide any benefit pursuant to this Section 5 (other than pursuant to Sections 5(f) above) will be contingent upon, and is the consideration for, (A) Executive executing and delivering to the Company, within 45 days after termination of his employment, a general release (the “Release”), substantially in the form annexed hereto as Exhibit B, and (B) such release becoming irrevocable in accordance with its terms.  In the event that the 45-day period referred to in the immediately preceding sentence spans two calendar years, any payments that, but for this sentence, would have been made hereunder during the first such calendar year will be delayed and paid to Executive on the first regular payroll date of the Company in such second calendar year, with any subsequent payments to be made as if no such delay had occurred.

(j)           Parachute Payments.

(i)           Notwithstanding any other provisions of this Agreement to the contrary, in the event that it will be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company will reduce (but not below zero) the aggregate present value of the Payments under the Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide Executive with a greater net after-tax amount than would be the case if no such reduction was made.  To the extent such Payments are required to be so reduced, the Payments due to Executive will be reduced in the following order, unless otherwise agreed and such agreement is in compliance with Section 409A of the Code: (i) Payments that are payable in cash, with amounts that are payable last reduced first; (ii) Payments due in respect of any equity or equity derivatives included at their full value under Section 280G (rather than their accelerated value); (iii) Payments due in respect of any equity or equity derivatives valued at accelerated value under Section 280G, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iv) all other non-cash benefits.  The Payments will be reduced as described in the preceding sentence only if (A) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (B) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which Executive would be subject with respect to the unreduced Payments).

(ii)           The “Reduced Amount” will be an amount expressed in present value that  maximizes the aggregate present value of Payments under this Agreement or otherwise without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code.  The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iii)             All determinations to be made under this Section 5(j) will be made by an independent registered public accounting firm or consulting firm selected by the Company immediately prior to a change in control, which will provide its determinations and any supporting calculations both to the Company and Executive within ten days of the change in control.  Any such determination by such firm will be binding upon the Company and Executive.  All fees and expenses of the accounting or consulting firm in performing the determinations referred to in this Section 5(j) will be borne solely by the Company.

(k)           Resignation from Positions.  Upon termination of Executive’s employment with the Company for any reason, Executive will be deemed to have resigned with immediate effect from any position he then holds as an officer, director or fiduciary of the Company or any Company-related entity.  In furtherance of the foregoing, Executive will execute and deliver to the Company any letters, documents and other instruments necessary or appropriate to effect such resignation.

(l)           For the avoidance of doubt, Executive will not be entitled to any payments or benefits under Section 5(e) in connection with any termination of employment by the Company without Cause or by Executive for Good Reason in respect of which he is entitled to payments and benefits under Section 5(b), and Executive will not be entitled to and payments or benefits under Section 5(b) in connection with any termination of employment by the Company without Cause or by Executive for Good Reason in respect of which he is entitled to payments and benefits under Section 5(e).

(m)           Termination by the Company Without Cause After Expiration of the Term of Employment Following Delivery of Notice of Nonrenewal of the Term of Employment By the Company.  If the Company provides Executive written notice of nonrenewal of the Term of Employment in accordance with Section 1(b) and the Company terminates Executive’s employment without Cause after the last day of the Term of Employment, then, if the requirements of Section 5(i) are met and subject to Executive’s continued compliance with Section 7, the Company will, in addition to providing the benefits set forth in Sections 5(b)(ii), (iii), (iv) and (vi), continue to pay Executive the Base Salary for a period of one year following his termination date in accordance with the Company’s regular payroll practices.  Such Base Salary continuation payments will commence within 60 days following the date of termination, and the first payment will include any unpaid installments for the period prior to commencement.

6.            Definitions. For purposes of this Agreement, the following terms will be defined as set forth below:

(a)           “Cause” means Executive’s (i) conviction, or entry of a guilty plea or a plea of nolo contendere with respect to, a felony, a crime of moral turpitude or any crime committed against the Company, other than traffic violations; (ii) engagement in willful misconduct, gross negligence, or fraud, embezzlement or misappropriation relating to significant amounts, in each case in connection with the performance of his duties under this Agreement; (iii) willful failure to adhere to the lawful directions of the Board of Directors that are reasonably consistent with his duties and position provided for herein; (iv) breach in any material respect of any of the provisions of Section 7 of this Agreement; (v) chronic or persistent substance abuse that materially and adversely affects his performance of his duties under this Agreement or (vi) breach in any material respect of the terms and provisions of this Agreement resulting in material and demonstrable economic injury to the Company.  No act or omission to act by Executive will be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company.  Notwithstanding the foregoing, (a) Executive will be given written notice of any action or failure to act that is alleged to constitute Cause (a “Default”), and an opportunity for 20 business days from the date of such notice in which to cure such Default, such period to be subject to extension in the discretion of the Board of Directors and (b) regardless of whether Executive is able to cure any Default, Executive will not be deemed to have been terminated for Cause without (I) reasonable prior written notice to Executive setting forth the reasons for the decision to terminate Executive for Cause, (II) an opportunity for Executive, together with his counsel, to be heard by the Board of Directors and (III) delivery to Executive of a Notice of Termination approved by the Board of Directors, stating its good faith opinion that Executive has engaged in actions or conduct described in the preceding sentence, which notice specifies the particulars of such action or conduct in reasonable detail; provided, however, the Company may suspend Executive with pay until such time as his right to appear before the Board of Directors, as the case may be, has been exercised, so long as such appearance is within two weeks of the date of suspension.

(b)           “Change in Control” means the occurrence of any one of the following events to the extent such event also constitutes a “change in control event” for purposes of Section 409A of the Code:

(i)           any “person,” as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its affiliates or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its affiliates) together with all affiliates and “associates” (as such term is defined in Rule 12b-2 under the Act) of such person, will become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board of Directors (“voting securities”) (other than as a result of an acquisition of securities directly from the Company); or

(ii)            persons who, as of the effective date of this Agreement, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a Director of the Company subsequent to the effective date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors will, for purposes of this Agreement, be considered an Incumbent Director; or

(iii)           there will occur (A) any consolidation or merger of the Company or any subsidiary where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 60% or more of the voting securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (other than to an entity 60% or more owned by the shareholders of the Company) or (C) any liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of Shares or other voting securities outstanding, increases the proportionate voting power represented by the voting securities beneficially owned by any person to 40% or more of the combined voting power of all then outstanding voting securities.

(c)           “Code” means the Internal Revenue Code of 1986, as amended.

(d)           “Disability” means Executive’s inability for a period of six consecutive months, to render substantially the services provided for in this Agreement by reason of mental or physical disability, whether resulting from illness, accident or otherwise, other than by reason of chronic or persistent abuse of any substance (such as narcotics or alcohol), provided that a Disability for purposes of Section 5(a) will qualify as a Disability under Section 409A of the Code. Notwithstanding the foregoing, no circumstances or condition will constitute a Disability to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition will continue to constitute a Disability to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax. In addition, nothing herein will limit or restrict the payment of any amount subject to Section 409A of the Code upon an otherwise permitted payment event under Section 409A of the Code, including upon a separation from service.

(e)           “Good Reason” means:

(i)           a material diminution in Executive’s title, duties or responsibilities;

(ii)           relocation of Executive’s place of employment without his consent outside the New York City metropolitan area or, following a Change in Control, outside of the Borough of Manhattan;

(iii)           the failure of the Company to pay within 30 business days any material payment or benefits due from the Company;

(iv)            the material failure by the Company to honor any of its material obligations to Executive.

For Good Reason to exist, Executive must provide written notice of an event purportedly constituting Good Reason within 90 days of its occurrence, the Company must have failed to cure such event within 30 days following such notice and Executive must provide written notice of his decision to terminate employment, such notice to be provided within 15 days following the expiration of such cure period.  The effective date of such termination will be the end of the period of Garden Leave.

(f)           “Notice of Termination” means the written notice of termination of Executive’s employment delivered by, as applicable, Executive or the Company.

7.           Covenants.

(a)           Confidentiality Restrictions.  Executive agrees at all times during the term of his employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company (while employed by the Company), or to disclose to any person, firm or corporation without advance written authorization of the Board of Directors, except as necessary for Executive to discharge his duties hereunder, any Confidential Information of the Company.  Executive understands and acknowledges that “Confidential Information” includes, without limitation: client or customer lists, identities, contacts, business and financial information; investment strategies; pricing information or policies, fees or commission arrangements of the Company; marketing plans, projections, presentations or strategies of the Company; financial and budget information of the Company; personnel information, personnel lists, resumes, personnel data, organizational structure, compensation and performance evaluations; information regarding the existence or terms of any agreement or relationship between the Company and any other party; and any other information of whatever nature, which gives to the Company an opportunity to obtain an advantage over its competitors who or which do not have access to such information.  Executive understands and acknowledges that Confidential Information developed by him, during the term of his employment by the Company, will be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to Executive in the first instance.  Executive further understands and acknowledges that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved.  In the event that Executive is required by law to disclose any Confidential Information, Executive agrees to give the Company prompt advance written notice thereof and to provide the Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.

(b)           Former Employer Information.  Executive agrees that he will not, during and in connection with his employment with the Company, use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that he will not bring into the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.  Executive also acknowledges that he is free from any conflicts from previous employment contracts or agreements with all previous employers, and he is available for employment by the Company with no legal encumbrances and agrees to hold the Company harmless from any lawsuits arising from his previous employment.

(c)           Third Party Information.  Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

(d)           No Public Statements.  Executive agrees that he will not, without the Company’s prior written consent, discuss with the media (which includes any national or local newspaper, magazine, radio and/or television station) any matter related to the Company.

(e)           Mutual Non-Disparagement.  Executive acknowledges that any disparaging comments by him against the Company are likely to substantially depreciate the business reputation of the Company.  Executive agrees to act in good faith so as not to harm the business reputation of the Company in any way.  Executive further agrees that he will not directly or indirectly defame, disparage, or publicly criticize the services, business, integrity, veracity or reputation of the Company or its owners, officers, directors, or employees in any forum or through any medium of communication.  The Company agrees that it will not, directly or indirectly, through its executive officers or directors, defame, disparage, or publicly criticize the integrity, veracity or reputation of Executive.   Nothing in this Agreement will preclude Executive or the Company and its executive officers and directors from supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

(f)           Restrictive Covenants.

(i)           Conflicting Employment.  Executive agrees that, during the term of his employment with the Company, he will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of his employment, nor will he engage in any other activities that would or may conflict with his obligations or responsibilities to the Company.

(ii)           Returning Company Documents and Property.  Executive agrees that, at the time of leaving the employ of the Company or at any other time at the Company’s request, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all software, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, Confidential Information, other documents or property, or reproductions of any aforementioned items developed by him pursuant to his employment with the Company or otherwise belonging to the Company, its successors or assigns.  To the extent Executive has retained any the Company property or Confidential Information on any electronic or computer equipment belonging to him or under his control, Executive agrees to so advise the Company and to follow the Company’s instructions in permanently deleting all such property or Confidential Information and all copies, including without limitation allowing the Company access to such equipment for purposes of permanently deleting all such property or Confidential Information.  In the event of the termination of Executive’s employment for any reason, Executive agrees to sign and deliver the “Termination Certification” attached to the Company’s Employee Handbook and provide such other written assurances of his compliance with this Agreement as may be requested by the Company.

(iii)           Notification to New Employer.  During Executive’s employment and for a period of twelve (12) months immediately following the termination of his employment with the Company, Executive will advise the Company of any new employer of his, or any other person or entity for whom he may perform services, within three (3) days after accepting an offer to work for such employer or other person or entity.  Executive hereby agrees to notify, and grant consent to notification by the Company to, any new employer, or other person or entity for whom he may perform services, of his obligations under this Agreement.

(iv)           Solicitation of Employees.  Executive agrees that during his employment and for a period of twelve (12) months immediately following the termination of his employment with the Company for any reason, whether with or without cause, he will not either directly or indirectly, for himself or for any other person or entity:

(1)       solicit, induce, recruit or encourage any of the Company’s employees, consultants, independent contractors or any person who provides services to the Company to terminate or reduce their employment or other relationship with the Company,

(2)       hire any individual who is (or was within the six (6) months immediately preceding such hiring) an employee, exclusive consultant, or exclusive independent contractor of the Company, or

(3)       attempt to do any of the foregoing.

(v)           Solicitation of Customers.  Executive agrees that during his employment and for a period of twelve (12) months immediately following the termination of his employment with the Company for any reason, whether with or without cause, he will not either directly or indirectly (i) solicit, entice, or induce any Customer for the purpose of providing, or provide, products or services that are competitive with the products or services provided by the Company, or (ii) solicit, entice, or induce any Customer to terminate or reduce its business with (or refrain from increasing its business with) the Company.  As used in this subsection (f)(v) of Section 7, “Customer” means any person or entity to which the Company provided products or services (or was invested in products offered by the Company), and with which Executive had contact on behalf of the Company, within the last twelve (12) months of his employment with the Company.

(vi)           Noncompetition.  Executive agrees that during his employment and for a period of twelve (12) months immediately following the termination of his employment with the Company for any reason, whether with or without cause, he will not either directly or indirectly:

(1)       have any ownership interest in, or participate in the financing, operation, management or control of, any Competitor; or

(2)       engage in or perform services (whether as an employee, consultant, proprietor, partner, director or otherwise) for any Competitor, if such services either (i) are the same as or similar to (individually or in the aggregate) the services Executive performed for the Company during his employment with the Company, or (ii) are performed with respect to products or services of the Competitor that are competitive with the products or services provided by the Company with which Executive was involved during his employment with the Company or about which he received Confidential Information during his employment with the Company.

(vii)           As used in subsection (f)(vi) of Section 7, “Competitor” means any mortgage REIT (i) any mortgage REIT, (ii) any entity or person engaged in any element of acquiring mortgage backed securities, including any private or public investment firm or broker dealer whose business strategy is based on or who engages in the trading, sales, investment or management of mortgage backed securities, or (iii) any entity that manages or advises (including any external advisor) either a mortgage REIT or an entity or person engaged in any element of acquiring mortgage backed securities, including any private or public investment firm or broker dealer whose business strategy is based on or who engages in the trading, sales, investment or management of mortgage backed securities.  The scope of the covenant set forth in subsection (f)(vi) of Section 7 will be within or with respect to the United States and any other country in which the Company is engaged in business.  Executive acknowledges that the Company’s technology and products have worldwide application, including without limitation over the Internet and that such geographic scope is therefore reasonable.  It is agreed that ownership of no more than 2% of the outstanding voting stock of a publicly traded corporation will not constitute a violation of subsection (f)(vi) of Section 7.

(viii)           Corporate Opportunities.  Executive agrees that during his employment and for a period of twelve (12) months immediately following the termination of his employment with the Company for any reason, whether with or without cause, Executive will not use opportunities discovered in the course of his employment for his own personal gain or benefit.  For example, if, in Executive’s capacity as a the Company employee, Executive is approached about or otherwise become aware of a potential investment or other business transaction that may be appropriate for the Company, Executive will not take that opportunity for himself, or share or disclose it to any third party, but rather Executive will bring it to the attention of his manager or other appropriate the Company personnel.

(g)            Cooperation with Respect to Litigation. During the Term of Employment and at all times thereafter, Executive agrees to give prompt written notice to the Company of any claim against the Company after becoming aware of such claim and (to the extent reasonably requested by the Company) to reasonably cooperate, in good faith and to the best of his ability, with the Company in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive may have knowledge in connection with or as a result of his employment by the Company. Such cooperation will include all assistance that the Company, its counsel or representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that the Company will promptly reimburse Executive for all reasonable expenses, including travel, lodging and meals, incurred by him in fulfilling his obligations under this Section 7(g) and. except as may be required by law or by court order, should Executive then be employed by an entity other than the Company, such cooperation will not materially interfere with Executive’s then current employment.

(h)           Remedies.

(i)           Executive acknowledges and agrees that the restrictions set forth in this Agreement are critical and necessary to protect the Company’s legitimate business interests; are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration.  Executive agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the restrictions set forth herein.  Accordingly, Executive agrees that if he breaches or threatens to breach any of such restrictions, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  Executive further agrees that no bond or other security will be required in obtaining such equitable relief and he hereby consents to the issuance of such injunction and to the ordering of specific performance.  Executive further acknowledges and agrees that (i) any claim he may have against the Company, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in this Agreement, (ii) the circumstances of his termination of employment with the Company will have no impact on his obligations under this Agreement, and (iii) this Agreement is enforceable by the Company, and its subsidiaries, affiliates, successors and assigns.

(ii)           Executive, and the Company, agree and intend that Executive’s obligations under this Agreement (to the extent not perpetual) be tolled during any period that Executive is in breach of any of the obligations under this Agreement, so that the Company is provided with the full benefit of the restrictive periods set forth herein.

(iii)            Executive also agrees that, in addition to any other remedies available to the Company and notwithstanding any provision of this Agreement to the contrary, in the event Executive breaches in any material respect any of his obligations under this Section 7, the Company may immediately cease all payments under Sections 5(a), 5(b), 5(c), 5(e) or 5(m), as applicable, all equity-based awards granted under this Agreement may be immediately forfeited, and the Company may require that Executive repay any after-tax amounts previously paid to Executive under Sections 5(a), 5(b), 5(c), 5(e) or 5(m), as applicable, and any stock delivered or other amounts paid (each on an after-tax basis) with respect to any equity-based awards granted under this Agreement.

(iv)           Executive and the Company further agree that, in the event that any provision of this Section 7 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 7 and that Executive will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 7 if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if Executive challenges the reasonability or enforceability of any of the provisions of this Section 7, it being understood that Executive will not be considered to have challenged the enforceability of this Section 7 by arguing that his conduct did not, in fact, violate the terms of this Section 7. It is also agreed that each of the Company’s affiliates will have the right to enforce all of Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 7.

8.           Indemnification. The Company will indemnify Executive to the fullest extent permitted by Maryland law as amended from time to time in connection with Executive’s duties with the Company, against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement) actually and reasonably incurred by Executive in connection with an action, suit or proceeding. Expenses incurred by Executive if Executive is a party to a proceeding to which this Section may be applicable will be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written affirmation of Executive’s good faith belief that Executive is entitled to indemnification by the Company pursuant to this Section with respect to such expenses and proceeding, and (ii) a written undertaking by Executive, or on Executive’s behalf, to and in favor of the Company, wherein Executive agrees to repay the amount if Executive is determined not to have been entitled to indemnification under this Section.  While Executive is an officer of the Company, and for six years thereafter, the Company (or any successor thereto) will provide comprehensive coverage under its officers and directors insurance policy (or policies) on substantially the same terms and levels that it provides to its senior executive officers, at the Company’s sole cost.

9.           Clawback Policy.  Executive agrees that all bonuses, equity compensation and other incentive compensation provided by the Company will be subject to any applicable clawback policy implemented by the Board of Directors from time to time.

10.           Inventions

(i)           Inventions Retained and Licensed.  Executive has attached hereto, as Exhibit C, a list describing all inventions, original works of authorship, developments, improvements and trade secrets which were made by Executive prior to his employment with the Company (collectively referred to as “Prior Inventions”), which relate to the Company’s proposed business, products or research and development and which are not assigned to the Company hereunder.  If disclosure of any such Prior Invention would cause Executive to violate any prior confidentiality agreement, Executive understands and acknowledges that he is not to list such Prior Inventions in Exhibit B but will only disclose a cursory name for each such invention and the fact that full disclosure as to such inventions has not been made for that reason.  In Exhibit C, Executive has also indicted which Prior Inventions were made in connection with his employment with Annaly Capital Management Inc.  Annaly Capital Management Inc. hereby consents to Executive’s disclosure and use of such Prior Inventions for purposes of his employment with the Company.  If there are no such Prior Inventions indicated on Exhibit C, Executive represents that there are no such Prior Inventions.  If in the course of Executive’s employment with the Company, Executive incorporates into any the Company product, service or process a Prior Invention, the Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(ii)           Assignment of Inventions.  Executive acknowledges that, during the term of his employment by the Company, Executive may be expected to undertake creative work, either alone or jointly with others, which may lead to inventions, ideas, original works of authorship, developments, concepts, improvements, trade secrets or other intellectual property rights, in each case, whether or not patentable or registrable under patent, copyright or similar laws and including, in each case, tangible embodiment of any of the foregoing (“Inventions”).  Executive hereby agrees that all Inventions created during the term of his employment and that is related to the actual or prospective business of the Company or result from work performed by Executive for the Company (whether or not on the Company’s premises or using the Company’s equipment and materials or during regular business hours) (“Company Inventions”) will be a work-for-hire and will be the sole and exclusive property of the Company and, to the extent such Company Inventions are not a work-for-hire, Executive hereby assigns to the Company Investment Corporation all of his right, title and interest in and to any and all such Company Inventions.  In addition, any Inventions created within three years after the termination of Executive’s employment by the Company which are based upon or derived from Confidential Information or Company Inventions will be the sole and exclusive property of the Company and Executive hereby assigns to the Company all of his right, title and interest in and to any and all such Company Inventions.  Nothing in the preceding sentence will be construed to limit Executive’s obligations under Section 10 of this Agreement.

(iii)           Maintenance of Records.  Executive agrees to keep and maintain adequate and current written records of all Company Inventions made by Executive (solely or jointly with others) during the term of Executive’s employment with the Company.  The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

(iv)           Further Assistance. Executive agrees to assist the Company, or its designee, at the Company’s or its designee’s expense, in every proper way to secure Company’s rights, or its designee’s rights, in the Company Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company, or its designee, of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company, or its designee, will deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, or its designee, the sole and exclusive rights, title and interest in and to such Company Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers will continue after the termination of this Agreement.  If the Company, or its designee, is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents, copyright registrations or other registrations covering Company Inventions, then Executive hereby irrevocably designates and appoints the Company, or its designee, and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him.  Executive understands and acknowledges that this appointment is coupled with an interest and survives his death or incompetence.

(v)           Moral Rights.  To the extent not assignable, Executive hereby waives, to the extent permitted by applicable law, any and all claims he may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Company Inventions.

(vi)           No License. Executive understands and acknowledges that this Agreement does not, and will not be construed to grant him any license or right of any nature with respect to any Company Inventions or Confidential Information.

(vii)           Application.  Executive agrees that the provisions of subsections (i) of this Section 10 will apply with respect to any and all Inventions, whether created during services to the Company or any predecessor entity, or during any pre-organization period.  Executive acknowledges that the Company and its future investors will rely on this representation.

11.            Assignability; Binding Nature. This Agreement will inure to the benefit of the Company and Executive and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that any such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. This Agreement will not be assignable by Executive; provided however that, in the event of Executive’s death or a judicial determination of his incapacity, references to Executive in this Agreement will be deemed, as appropriate, to be references to his heirs, executor(s) or other legal representative(s).

12.           Representation. The Company and Executive each represent and warrant that it or he is fully authorized and empowered to enter into this Agreement and that its entering into this Agreement and the performance of its or his obligations under this Agreement will not violate any agreement between to which it or he is a party.

13.           Entire Agreement; Inconsistency. This Agreement contains the entire agreement between the Company and Executive concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto.  In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which Executive is a participant or a party, whether applicable on the date of this Agreement or at any time thereafter, this Agreement will control unless, with Executive’s prior written consent, such other plan, program, practice or agreement specifically refers to this Agreement as not so controlling.

14.           Amendment or Waiver. This Agreement can only be changed, modified or amended in a writing that is signed by both Executive and the Company and that specifically identifies the provision(s) of this Agreement that are being changed, modified or amended. No waiver by either the Company or Executive at any time of any breach by the other party of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by Executive or the Board of Directors, as the case may be.

15.           Severability. In the event that any provision or portion of this Agreement will be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

16.           Reasonableness. To the extent that any provision or portion of this Agreement is determined to be unenforceable by a court of law or equity, that provision or portion of this Agreement will nevertheless be enforceable to the extent that such court determines is reasonable.

17.           Survivorship. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.  For the avoidance of doubt, the covenants in Section 7 and the indemnification and insurance provisions of Section 8 of this Agreement will survive any termination or expiration of this Agreement and termination of Executive’s employment for any reason.

18.           Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto will be governed by and construed in accordance with the laws of the State of New York (without regard to its choice of law provisions), other than rights and obligations (and related claims and disputes) pursuant to Section 8 (Indemnification) which will be governed by Maryland law.  Each of the parties agrees that any dispute between the parties will be resolved only in the courts of the State of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding will be heard and determined in such New York State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and will be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or any affiliate, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in accordance with Section 19; and (e) agrees that nothing in this Agreement will affect the right to effect service of process in any other manner permitted by the laws of the State of New York.

19.           Notices. Any notice given to either party will be in writing and will be deemed to have been given when delivered personally, by reputable overnight courier, or when received if sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, if to the Company, at its principal executive office, and if to Executive, at the address of Executive shown on the Company’s records or at such other address as such party may give notice of.

20.           Withholding.  The Company will be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company determines in its sole discretion to be required to be withheld pursuant to applicable law.  The Company will use commercially reasonable efforts to establish a relationship with a broker-dealer to facilitate the sale of shares acquired on the vesting or exercise of any equity or equity-based compensation granted to Executive by the Company to enable Executive to satisfy all applicable withholding taxes due in connection with such vesting or exercise; provided that if the Company does not establish any such relationship, Executive may satisfy such withholding obligations by instructing the Company to retain shares otherwise deliverable to Executive upon the vesting or exercise of any such equity or equity-based award with a fair market value not exceeding the minimum amount required to be withheld by applicable law.

21.            Headings. The headings of the Sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

22.            Counterparts. This Agreement may be executed in two or more counterparts.  Signatures delivered by facsimile (including by “pdf”) will be deemed effective for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Chimera Investment Corporation

By:	/s/
Name: Gerard Creagh
Title: Member of the Compensation Committee

By:	/s/
Name: Mohit Marria
Title: Chief Investment Officer

Exhibit A

Annual Performance Bonus

The following summarizes the material terms of the annual bonus (“Annual Bonus”) set forth in Section 3(b)(ii) of the Agreement to which this Exhibit A is attached.  Unless otherwise specified in this Exhibit A, all defined terms have the meanings set forth in the Agreement.

1.                                      Performance Period.  The Annual Bonus will be payable for each of the following performance periods (each, a “Performance Period”).

●	January 1, 2016 through December 31, 2016
●	January 1, 2017 through December 31, 2017
●	January 1, 2018 through December 31, 2018

Except as otherwise provided in the Agreement, Executive will be eligible to receive the Annual Bonus only if Executive remains employed by the Company through the last day of the applicable Performance Period.  For the avoidance of doubt, Executive will not be entitled to an Annual Bonus for any Performance Period beginning on or after Executive’s termination of employment for any reason.

Any Annual Bonus will be subject to achievement of the performance goals described herein. In no event will Executive receive any unpaid Annual Bonus in the event Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason as described above).

2.                                      Target Bonus.  For each Performance Period, Executive’s target annual bonus (the “Target Bonus”) will be equal to $1,600,000.  Executive is eligible to receive an Annual Bonus from 0% to 140% of the Target Bonus for each Performance Period, based on performance as described below.

3.                                      Performance Components.  The Annual Bonus will consist of three components:

●	50% of the Annual Bonus will be payable based on the Company’s return on average equity (“ROAE” and such portion of the Annual Bonus, the “ROAE Bonus”).

●
25% of the Annual Bonus will be payable based on the Company’s three-year average total shareholder return (stock appreciation plus dividends) (“TSR” and such portion of the Annual Bonus, the “TSR Bonus”) for the three year period beginning on the first day of the applicable Performance Period (the “TSR Measurement Period”)

●	25% of the Annual Bonus will be payable at the discretion of the Committee (such portion of the Annual Bonus, the “Discretionary Bonus”).

4.                                      Definition of ROAE.

For purposes of the ROAE Bonus: “ROAE” means (i) Company Return, divided by (ii) Company Average Equity, for the 12 month Performance Period.

“Company Return” means net income as determined in accordance with GAAP, but excluding non-cash, non-operating expense items such as depreciation expense, amortization of goodwill and other non-cash, non-operating expense items as determined by the Compensation Committee in its sole discretion for the applicable Performance Period.  If, for any portion of any Performance Period, (i) the Company does not use hedge accounting or (ii) its derivative hedging instruments or any portion thereof are otherwise deemed ineffective, which in either case, results in changes in the value of such hedging instruments being recorded in the Company’s GAAP income statement, then any gains or losses from such hedging instruments will also be excluded from the calculation of Company Return.

“Company Average Equity” means the stockholders’ equity of the Company as determined in accordance with GAAP, but excluding accumulated other comprehensive income or loss (which, among other things, reflects unrealized gains or losses in the Company’s residential mortgage-backed securities portfolio), stockholders’ equity attributable to preferred stock and other items as determined by the Compensation Committee in its sole discretion for the applicable Performance Period.  For purposes of calculating ROAE, Company Average Equity will be determined based on the average of the Company’s stockholders’ equity calculated as described in the preceding sentence as of the last day of each month during the applicable Performance Period.

5.                                      ROAE Bonus

For each Performance Period, the target amount of the ROAE Bonus will be equal to 50% of the Target Bonus, and Executive will be eligible to receive from 0% to 140% of such target amount of ROAE Bonus.

For purposes of the ROAE Bonus:

•	The “ROAE Target” will be the greater of (x) the 2 Year Treasury Rate + 400 basis points or (y) 14%; provided that the ROAE Target will not exceed 16%.

•	The “2 Year Treasury Rate” will be calculated as the average of the weekly 2 year Treasury note rates published in the U.S. Federal Reserve H.15 Report for the 52 weeks in the Performance Period.

The following table sets forth the percentage of the ROAE Target payable based on ROAE achieved for the applicable Performance Period:

ROAE Achieved	Percentage of ROAE Target Payable
0% to 10%	0% to 60% by linear interpolation
12%	80%
14%	100%
16%	120%
18%	140%

For ROAE achieved between 10% and 18% but that is not set forth in the above table, between 60% and 140% of the ROAE Target will be payable, determined by linear interpolation.

100% of the ROAE Bonus will be paid in cash between January 1 and March 15 of the year following the last day of the applicable Performance Period.

6.                                      TSR Bonus

For each Performance Period, Executive will be granted a target number of PSUs under the Equity Bonus Plan having an aggregate value on the first day of the Performance Period equal to 25% of the Target Bonus (the “Target PSUs”).  Subject to Executive’s continuing employment through the last day of the TSR Measurement Period, between 0% and 140% of the Target PSUs will vest and be paid in common stock of the Company between January 1 and March 15 of the year following the last day of the applicable TSR Measurement Period, in accordance with the following table:

Three-Year Average TSR	Percentage of Target PSUs Vesting and Payable
Less than 10%	0%
10%	60%
12%	80%
14%	100%
16%	120%
18%	140%

For TSR that falls between 10% and 18% but that is not set forth in the above table, the percentage of the Target PSUs that will vest for the applicable TSR Measurement Period will be determined by linear interpolation.

Notwithstanding anything herein to the contrary, upon the consummation of a Change in Control, (i) the percentage of the Target PSUs that would have vested in accordance with the preceding table based on the Company’s actual average TSR from the grant date through the date of such Change in Control will be eligible to vest on the last day of the applicable TSR Measurement Period, subject only to Executive’s continuing employment with the Company (except as otherwise provided in Sections 5(a), 5(b) or 5(e) of the Agreement), and (ii) any portion of the Target PSUs that would not have vested in accordance with the preceding table based on the Company’s actual average TSR from the grant date through the date of such Change in Control will be forfeited as of such Change in Control with no compensation due therefor.

7.           Discretionary Bonus.

For each Performance Period, the target amount of the Discretionary Bonus will be equal to 25% of the Target Bonus, and Executive will be eligible to receive from 0% and 140% of the target amount of such Discretionary Bonus. The amount of the Discretionary Bonus will be determined by the Compensation Committee based upon any factors deemed relevant and appropriate by the Compensation Committee in its sole discretion, as determined within 90 days after commencement of the Performance Period and communicated to Executive, including without limitation, the Company’s relevant stock price and/or TSR relative to its peers, the Company’s leverage strategy relative to business plan and peers, the Company’s other asset management activities and Executive’s individual performance.  The achievement of such factors will be considered in evaluating Executive’s performance in respect of any such Discretionary Bonus; provided, however, that the final determination of such Discretionary Bonus, including the amount thereof to be awarded, will be in the sole discretion of the Compensation Committee.

For the 2016 Performance Period, the Discretionary Bonus will be paid 66.7% in cash and 33.3% in restricted stock or RSUs.  For the 2017 and 2018 Performance Periods, 100% of the Discretionary Bonus will be paid in restricted stock or RSUs.  The restricted stock or RSUs will vest in equal annual installments on the first three anniversaries of the grant date, subject to Executive’s continuing employment with the Company (except as otherwise provided in Sections 5(a), 5(b) or 5(e) of the Agreement) and the terms and conditions of the Equity Compensation Plan and the applicable award agreement.  Such amounts will be paid and restricted stock or RSUs granted between January 1 and March 15 of the year following the year to which the Discretionary Bonus relates.

8.           Dividend Equivalents.

Dividend equivalents will accrue on RSUs and PSUs that become vested hereunder as and when dividends are paid to the Company’s shareholders and will be paid to Executive in cash, shares or a combination thereof, as determined by the Committee in its sole discretion, at the time such RSUs or PSUs are settled.

9.                                      Committee Determinations

All determinations with respect to the Annual Bonus, including, without limitation, the amount, if any, that is payable to Executive for each Performance Period, will be made by the Compensation Committee, in good faith and in compliance with this Exhibit A.  All such determinations will be final and binding on Executive and the Company.

Exhibit B

General Release

IN CONSIDERATION OF good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Employment Agreement, dated as of August 5, 2015, (the “Agreement”) by and between Mohit Marria (the “Executive”) and Chimera Investment Corporation (the “Company”), the Executive on behalf of himself and any person or entity claiming by, through, or under him (including without limitation his heirs, executors, administrators, spouse, personal representatives and assigns), releases and discharges the Company and its past, present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, attorneys, agents, benefit plans, and/or owners, and their respective successors and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (collectively, the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, attorneys’ fees and costs, and demands whatsoever (“Claims”) which the Executive (or any person or entity claiming by, through, or under him) have, had, or may have, against the Released Parties or any of them arising at any time from the beginning of the world to the date Executive executes this General Release, whether known or unknown, accrued or unaccrued, contingent or noncontingent.  The Claims described in this paragraph include without limitation, (i) any and all Claims relating to the Executive’s employment by the Company and the cessation thereof, (ii) any and all Claims for discrimination based on age, sex, race, color, disability status, national origin, religion, or any other protected characteristic, including but not limited to, Claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., the New York State and New York City Human Rights Laws, and all state and local analogues of such statutes, each as amended, (iii) any and all Claims under all federal, state, and local statutes, rules, regulations, or ordinances, each as amended, including but not limited to, the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq., the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., , the New York Labor Laws, the New York Whistleblower Protection Law, the New York Civil Rights Law (N.Y. Civ. Rts. § 1, et seq.), the New York AIDS/HIV confidentiality law (N.Y. Public Health Law §2780), and the New York Equal Pay Law, and (iv) any and all Claims under the common law of any jurisdiction, including but not limited to, breach of contract, defamation, interference with contractual/prospective contractual relations, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, infliction of emotional distress, and wrongful discharge; provided, however, that the Executive does not release or discharge the Released Parties from any of the Company’s obligations to him under the Agreement (including Section 8 (Indemnification) thereof) or any vested benefit the Executive may be due under a tax qualified plan sponsored or maintained by the Company.  It is the intention of the Executive that the language relating to the description of Claims in this paragraph will be given the broadest possible interpretation permitted by law.  It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.

The Executive represents and warrants that he fully understands the terms of this General Release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this General Release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

The Executive agrees and covenants not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by this General Release.  If he does so, and the action is found to be barred in whole or in part by this General Release, the Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by this General Release.  Nothing in this General Release precludes the Executive from challenging the validity of this General Release under the requirements of the Age Discrimination in Employment Act, and the Executive will not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of the release.  The Executive, however, acknowledges that this General Release applies to all Claims that he has under the Age Discrimination in Employment Act, and that, unless the release is held to be invalid, all of the Executive’s Claims under that Act will be extinguished by execution of this General Release.  The Executive further agrees that nothing in this General Release will preclude or prevent the Executive from filing a charge with, providing information to, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, or other government agency, and the Executive understands that he does not need the prior authorization of any of the Released Parties prior to taking any such action.  The Executive will not seek or accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any Claims released in this General Release.

The Executive is hereby advised to consult with counsel before executing this General Release.  The Executive may take twenty-one (21) days to consider whether to execute this General Release.  The Executive agrees that changes made to this General Release, whether material or immaterial, do not restart the aforementioned twenty-one (21) day period.  Upon the Executive’s execution of this General Release, the Executive will have seven (7) days after such execution in which he may revoke such execution.  In the event of revocation, the Executive must present written notice of such revocation to the office of the Company’s Corporate Secretary.  If seven (7) days pass without receipt of such notice of revocation, this General Release will become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”).

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

Dated:

Exhibit C

[Prior Inventions]